Exhibit 99.1

GAP INC. REPORTS MARCH SALES RESULTS

SAN FRANCISCO - April 7, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the five-week period ended April 2, 2016 were $1.43 billion compared with net sales of $1.53 billion for the five-week period ended April 4, 2015.

“While March proved challenging, we remain focused on taking the necessary steps to improve results across the portfolio throughout the year," said Sabrina Simmons, chief financial officer, Gap Inc.

March Comparable Sales Results
Gap Inc.’s comparable sales for March 2016 were down 6 percent versus a 2 percent increase last year. Comparable sales by global brand for March 2016 were as follows:

•	Gap Global: negative 3 percent versus negative 7 percent last year

•	Banana Republic Global: negative 14 percent versus negative 3 percent last year

•	Old Navy Global: negative 6 percent versus positive 14 percent last year

The company noted that it is entering April with more inventory than planned which the company expects will pressure its gross margin rate for the first quarter of fiscal year 2016.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on April 7, 2016 and available for replay until 1:15 p.m. Pacific Time on April 15, 2016.

April Sales
The company will report April sales at 1:15 p.m. Pacific Time on Monday, May 9, 2016.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Jack Calandra (415) 427-1726 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com